PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. ANNOUNCES HIGHER FOURTH QUARTER EARNINGS

QUAKERTOWN, PA (27 January 2010) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the holding company for QNB Bank (the “Bank”), reported net income for the fourth quarter of 2009 of $1,235,000, or $0.40 per share on a diluted basis. This compares to $871,000, or $0.28 per share on a diluted basis, for the same period in 2008. For the year ended December 31, 2009, net income was $4,227,000, or $1.36 per share on a diluted basis, compared to net income of $5,753,000, or $1.82 per share on a diluted basis, for the comparable period in 2008.

“During these challenging economic times we remain committed to our community banking model,” said Thomas J. Bisko, President and Chief Executive Officer. “Our philosophy is centered upon building relationships and our success is reflected in the growth that we have achieved in both deposits and loans in 2009. This growth combined with an anticipated increase in the net interest margin resulting from reduced funding costs, provides us with positive momentum as we begin 2010.”

A major factor in the improvement in net income when comparing the three-month periods ended December 31, 2009 and 2008 was continued strong growth in earning assets, both loans and investment securities. When comparing the three-month periods, average earnings assets increased $101.2 million, or 16.2%, with average loans increasing $50.3 million, or 12.9%, and average investment securities increasing $26.6 million, or 11.8%. The growth in the loan portfolio was primarily in commercial loans secured by commercial and residential real estate and in commercial and industrial loans, while the growth in the investment portfolio was primarily in high-quality U.S. Government agency debt securities and agency mortgage-backed securities and tax-exempt State and municipal securities.

Funding the growth in earnings assets was an increase in average total deposits of $93.8 million, or 17.7%, to $622.8 million when comparing the fourth quarter of 2009 to the same period in 2008. The growth reflects increases in core deposits, including checking, savings and money market accounts, as well as time deposits. Comparing the two quarters, average core deposits increased $62.1 million, or 26.2%, while average time deposit balances increased $31.7 million, or 10.8%. The growth in interest bearing checking accounts and savings accounts reflects the positive response to the introduction of QNB’s two newest high rate deposit products, eRewards Checking and Online eSavings. The Online eSavings account was introduced in the second quarter of 2009 and by year-end had balances totaling $19.9 million.

This growth in deposits and earning assets contributed to higher net interest income which increased $522,000 or 9.9%, to $5.8 million for the fourth quarter of 2009 compared to the fourth quarter of 2008 and $246,000, or 4.5% compared to the third quarter of 2009.

The net interest margin was 3.42% for the fourth quarter of 2009 compared to 3.62% for the fourth quarter of 2008 and 3.38% for the third quarter of 2009. The decline in the net interest margin when compared to the fourth quarter of 2008 is mainly the result of the yield earned on investment securities declining to a greater degree than the cost of deposits.

For the year ended December 31, 2009, net interest income increased $1.7 million, or 8.7%, to $21.7 million. Over this same period average loans and investment securities increased 11.7% and 15.4%, respectively, and average total deposits increased 15.0%. The net interest margin for 2009 was 3.42% compared to 3.56% for 2008.

The current economic conditions resulted in an increase in net charge-offs and higher levels of non-performing and delinquent loans. These factors, in addition to significant growth in the loan portfolio, contributed to QNB recording a provision for loan losses of $1,550,000 for the fourth quarter of 2009. This compares to a provision of $1,500,000 in the third quarter of 2009 and $750,000 for the fourth quarter of 2008. For the year ended December 31, 2009, the Company recorded a provision for loan losses of $4,150,000, an increase from the provision of $1,325,000 recorded during 2008. Net loan charge-offs were $906,000 and $407,000 for the three months ended December 31, 2009 and 2008, respectively. For the twelve-month periods ended December 31, 2009 and 2008, net charge-offs were $1,769,000, or 0.41% of average total loans, and $768,000, or 0.20% of average total loans, respectively.

Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing, and restructured loans, were $6,102,000, or 1.36% of total loans, at December 31, 2009, compared to $1,308,000, or 0.32% of total loans, at December 31, 2008 and $5,199,000, or 1.19%, of total loans at September 30, 2009.  Total delinquent loans, which includes loans past due more than 30 days, increased to 2.17% of total loans at December 31, 2009 compared with 0.98% and 1.93% of total loans at December 31, 2008 and September 30, 2009, respectively. QNB’s non-performing loan and total delinquent loan ratios continue to compare favorably with the average for Pennsylvania commercial banks with assets between $500 million and $1 billion, as reported by the FDIC using the most recent available data, which is September 30, 2009. The total non-performing loan and total delinquent loan ratios for the Pennsylvania commercial banks noted above was 2.22% and 3.21% of total loans, respectively, as of September 30, 2009.

QNB’s allowance for loan losses of $6,217,000 represents 1.38% of total loans at December 31, 2009 compared to an allowance for loan losses of $3,836,000, or 0.95% of total loans, at December 31, 2008 and $5,573,000, or 1.27% of total loans at September 30, 2009. Other real estate owned and other repossessed assets were $67,000 at December 31, 2009 compared with $319,000 at December 31, 2008 and $127,000 at September 30, 2009.

Total non-interest income was $1,571,000 for the fourth quarter of 2009, an increase of $1,299,000 compared with the same period in 2008. Activity in the investment securities portfolio is the primary reason for the increase in total non-interest income. During the fourth quarter of 2009 the Company recorded net gains of $476,000 compared to net losses of $610,000 for the same period in 2008. During the fourth quarter of 2009 QNB recorded credit related other-than-temporary impairment (OTTI) charges of $241,000 on five of its holdings of pooled trust preferred securities and a $6,000 charge on an equity security. This compares to OTTI charges of $615,000 in the fourth quarter of 2008, all related to holdings in the equity investment portfolio. Offsetting the impairment charges in the fourth quarter of 2009 were net gains on the sale of securities of $723,000. There was a $5,000 net gain recorded on the sale of securities in the fourth quarter of 2008.

The increase in non-interest income was also attributable to gains on the sale of residential mortgages which increased $91,000 when comparing these same periods, as the low interest rate environment has resulted in an increase in mortgage refinancing activity. Increases in mortgage servicing fees, merchant income, letter of credit fees, and ATM and debit card income contributed $130,000 in additional non-interest income when comparing the three-month periods.

Total non-interest income for the twelve-month periods ended December 31, 2009 and 2008 was $3,885,000 and $3,300,000, respectively. Net losses on investment securities were $454,000 compared to net losses of $609,000 during 2008. The net loss for 2009 was comprised of OTTI charges of $1,523,000 and net gains on the sales of securities of $1,069,000. This compares to OTTI charges of $917,000 and net gains on sales of securities of $308,000 in 2008.

Also contributing to the increase in non-interest income were gains on the sale of residential mortgages which increased from $93,000 in 2008 to $633,000 in 2009. When comparing the two years, merchant income increased $97,000, letter of credit fees increased $92,000, ATM and debit card income increased $87,000, mortgage servicing fees increased $55,000 and title insurance income increased $42,000. Negatively impacting non-interest income were net losses on other real estate owned and repossessed assets, which increased $152,000 when comparing the year ended December 31, 2009 with prior year. Positively impacting non-interest income for 2008 was the recognition of $230,000 of income as a result of the Visa initial public offering and $48,000 from the proceeds of life insurance.

Total non-interest expense was $4,347,000 for the fourth quarter of 2009, an increase of $513,000 from the fourth quarter of 2008. The largest contributing factor to the increase in non-interest expense was an increase of $202,000, or 9.8%, in salary and benefit expense. The majority of the increase relates to severance related expense for a former executive of the Company. FDIC insurance premium expense increased $161,000, to $244,000, comparing the fourth quarter of 2009 to 2008. The higher expense is a result of deposit growth and an increased assessment rate which was levied on all insured institutions by the FDIC in order to replenish the Deposit Insurance Fund. Third party services increased $142,000 when comparing the three months ended December 31, 2009 to the same period in 2008. Expenses associated with the use of an executive search consultant, employee development and training, and legal fees contributed to this increase.

Total non-interest expense was $16,586,000 for the twelve-month period ended December 31, 2009. This represents an increase of $1,958,000, or 13.4%, from the same period in 2008. Higher industry-wide FDIC insurance premiums plus a special FDIC assessment in the second quarter of 2009 contributed $938,000 of the increase. This special assessment reduced the results for the twelve-month period by $219,000 ($332,000 pretax), or $0.07 per diluted share. These FDIC actions were a result of bank failures which have significantly reduced the level of the Deposit Insurance Fund. Also contributing to the increase in total non-interest expense was higher salary and benefit expense, increasing $548,000 when comparing the year ended December 31, 2009 with the same period in 2008. Additional commercial lending personnel, the staffing of the Wescosville branch, opened in November 2008, as well as the severance payment noted previously account for the majority of the increase.

Third party services increased $268,000 when comparing the twelve months ended December 31, 2009 to the prior year. Legal expense, primarily related to the collection of loans, increased $73,000 when comparing the two years. The use of an executive search consultant as mentioned previously, the outsourcing of asset liability management reporting, administrative costs related to the eRewards checking product, and costs associated with the registration of the Dividend Reinvestment and Stock Purchase Plan all contributed to the increase in third party services.

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) provides participants a convenient and economical method for investing cash dividends paid on the Company’s common stock in additional shares at a discount. The Plan also allows participants to make additional cash purchases of stock at a discount. Additional details of the Plan can be found in the prospectus which is located on the investor relations page at www.qnb.com.

QNB Corp. offers commercial and retail banking services through the nine banking offices of its subsidiary, QNB Bank. In addition, the Bank provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08
Assets	$762,426	$728,225	$717,735	$683,944	$664,394
Investment securities (AFS & HTM)	260,209	253,779	241,277	227,124	223,195
Loans receivable	449,421	437,460	435,521	417,062	403,579
Allowance for loan losses	(6,217)	(5,573)	(4,584)	(4,220)	(3,836)
Net loans	443,204	431,887	430,937	412,842	399,743
Deposits	634,103	604,159	600,954	573,749	549,790
Demand, non-interest bearing	53,930	50,113	57,140	55,428	53,280
Interest-bearing demand, money market and savings	259,077	227,797	212,893	189,185	185,208
Time	321,096	326,249	330,921	329,136	311,302
Short-term borrowings	28,433	26,819	22,843	16,822	21,663
Long-term debt	35,000	35,000	35,000	35,000	35,000
Shareholders' equity	56,426	57,434	53,808	53,766	53,909

Asset Quality Data (Period End)
Non-accrual loans	$3,086	$2,592	$1,991	$523	$830
Loans past due 90 days or more and still accruing	759	683	280	220	478
Restructured loans	2,257	1,924	1,932	-	-
Non-performing loans	6,102	5,199	4,203	743	1,308
Other real estate owned and repossessed assets	67	127	379	437	319
Non-accrual pooled trust preferred securities	863	959	-	-	-
Non-performing assets	7,032	6,285	4,582	1,180	1,627
Allowance for loan losses	6,217	5,573	4,584	4,220	3,836
Non-performing loans / Loans	1.36%	1.19%	0.97%	0.18%	0.32%
Non-performing assets / Assets	0.92%	0.86%	0.64%	0.17%	0.24%
Allowance for loan losses / Loans	1.38%	1.27%	1.05%	1.01%	0.95%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)
	For the three months ended,					For the year ended,
For the period:	12/31/09	9/30/09	6/30/09	3/31/09	12/31/08	12/31/09	12/31/08

Interest income	$8,937	$8,946	$8,859	$8,626	$8,825	$35,368	$35,285
Interest expense	3,164	3,419	3,539	3,545	3,574	13,667	15,319
Net interest income	5,773	5,527	5,320	5,081	5,251	21,701	19,966
Provision for loan losses	1,550	1,500	500	600	750	4,150	1,325
Net interest income after provision for loan losses	4,223	4,027	4,820	4,481	4,501	17,551	18,641
Non-interest income:
Fees for services to customers	455	470	423	395	456	1,743	1,803
ATM and debit card	269	263	256	228	231	1,016	929
Net gain (loss) on investment securities available-for-sale	476	(650)	(26)	(254)	(610)	(454)	(609)
Other	371	431	414	364	195	1,580	1,177
Total non-interest income	1,571	514	1,067	733	272	3,885	3,300
Non-interest expense:
Salaries and employee benefits	2,254	2,115	2,078	2,078	2,052	8,525	7,977
Net occupancy and furniture and fixture	656	614	644	649	707	2,563	2,574
FDIC insurance premiums	244	235	539	193	83	1,211	273
Other	1,193	962	1,123	1,009	992	4,287	3,804
Total non-interest expense	4,347	3,926	4,384	3,929	3,834	16,586	14,628
Income before income taxes	1,447	615	1,503	1,285	939	4,850	7,313
Provision (benefit) for income taxes	212	(56)	276	191	68	623	1,560
Net income	$1,235	$671	$1,227	$1,094	$871	$4,227	$5,753

Share and Per Share Data:
Net income - basic	$0.40	$0.22	$0.40	$0.35	$0.28	$1.37	$1.83
Net income - diluted	$0.40	$0.22	$0.40	$0.35	$0.28	$1.36	$1.82
Book value	$18.24	$18.59	$17.42	$17.44	$17.21	$18.24	$17.21
Cash dividends	$0.24	$0.24	$0.24	$0.24	$0.23	$0.96	$0.92
Average common shares outstanding - basic	3,090,868	3,089,382	3,084,824	3,113,730	3,136,078	3,094,624	3,135,608
Average common shares outstanding - diluted	3,099,614	3,097,422	3,095,836	3,126,683	3,154,238	3,103,433	3,161,326

Selected Ratios:
Return on average assets	0.66%	0.37%	0.70%	0.67%	0.53%	0.59%	0.91%
Return on average shareholders' equity	8.92%	4.84%	9.04%	8.16%	6.32%	7.73%	10.76%
Net interest margin (tax equivalent)	3.42%	3.38%	3.40%	3.48%	3.62%	3.42%	3.56%
Efficiency ratio (tax equivalent)	55.92%	60.71%	64.55%	63.25%	64.94%	60.88%	59.09%
Average shareholders' equity to total average assets	7.37%	7.57%	7.75%	8.17%	8.46%	7.70%	8.47%
Net loan charge-offs	$906	$511	$136	$216	$407	$1,769	$768
Net loan charge-offs (annualized) / Average loans	0.82%	0.47%	0.13%	0.21%	0.42%	0.41%	0.20%

Balance Sheet (Average)
Assets	$745,551	$727,152	$702,665	$666,040	$648,110	$710,580	$631,692
Investment securities (AFS & HTM)	252,742	252,432	243,487	223,327	226,142	243,103	210,737
Loans receivable	439,534	436,926	424,694	410,119	389,198	427,924	382,998
Deposits	622,772	608,660	591,111	553,856	528,990	594,328	516,942
Shareholders' equity	54,956	55,030	54,441	54,403	54,848	54,710	53,486

Contacts:	Thomas J. Bisko. President/CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com